EX 99.1

GeoPharma Reduces Senior Convertible Debt

LARGO, FL., April 21, 2010 ( GeoPharma, Inc. (Nasdaq:GORX) (the "Company") announced today that since December 31, 2009, it has reduced its 12% convertible debt (the "Debt") owed to Whitebox Pharmaceutical Growth Fund ("Whitebox") by approximately $1.7 million gross, or approximately $1.3 million net after the effect of the current quarterly principal accretion of interest. As of December 31, 2009, the Company owed Whitebox approximately $15.9 million and since that time, Whitebox has elected through common stock conversions, to convert $1.7 million of principal outstanding in exchange for the Company's $0.01 par value common stock. Whitebox has made several written conversion requests since December 31, 2009 in increments ranging from $100,000 - $250,000 as applied directly to the Debt's outstanding principal and as such, the Company has issued an approximate 5,160,000 common shares cumulatively since December 31, 2009 or 19.3% of the 26,695,735 total shares currently outstanding.

As previously disclosed in the Company's March 31, 2009 Form 10-K as filed June 30, 2009, in addition to as disclosed in the Company's filed, and shareholder approved, proxy for the 2009 Annual Meeting held March 30, 2010, the Company's executive management agreed effective January 1, 2009 to receive common stock in lieu of certain portions of their cash-based salaried compensation. In addition, the Company's board of directors also agreed to accept common stock in lieu of all of their cash-based compensation. All of this compensation was also included within accrued current liabilities as of December 31, 2009.

The above stock issuances subsequent to December 31, 2009 to Whitebox and to the Company's executive management and board of directors result in a decrease in current liabilities of approximately $1.3 million and a decrease of approximately $1.7 million, respectively, for a total liability reduction of approximately $3 million all of which results in an aggregate increase of $3 million in stockholders' equity.

ABOUT GEOPHARMA, INC.:

GeoPharma, Inc. is a rapidly growing Bio/Pharma company with a diversified business model participating in Pharmaceuticals, Contract Manufacturing, and Medical devices. The Pharma divisions specialize in the formulation of generic drugs for human and veterinary usage and the development of medical devices used by oncologists and other medical professionals. The Manufacturing division manufactures and packages generic drugs, nutraceuticals, cosmetics, and functional food products for companies worldwide. For further information visit the GeoPharma website at www.geopharmainc.com .

FORWARD LOOKING STATEMENTS

This press release may contain statements, which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries' expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company's management as of the date hereof, and actual results may vary based upon future events, both within and without management's control. Important factors that could cause such differences are described in the company's periodic filings with the Securities and Exchange Commission.

This news release was distributed by GlobeNewswire, www.globenewswire.com SOURCE: GeoPharma, Inc.; CONTACT: Carol Dore-Falcone, cdf@onlineihp.com